SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 14, 2002
(Date of report)

February 13, 2002
(Date of earliest event reported)

INTUIT INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21180	77-0034661
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2535 Garcia Avenue
Mountain View, CA 94043

(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (650) 944-6000

ITEM 5. OTHER EVENTS.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
CONDENSED CONSOLIDATED BALANCE SHEET
SIGNATURES

ITEM 5. OTHER EVENTS.

Announcement of Fiscal 2002 Second Quarter Results

     On February 13, 2002, Intuit announced the financial results for its second quarter of fiscal 2002 ended January 31, 2002. Revenue was $547.2 million, up 20 percent over last year's second quarter. Intuit reported net income of $119.9 million, or $0.55 per share. This was up 351 percent from net income of $26.6 million, or $0.12 per share, in the year-ago quarter, reflecting a 29 percent increase in operating income. This year’s quarter also reflected a $19 million increase in acquisition-related charges compared to last year’s quarter. Included in this quarter’s acquisition-related charges was an impairment charge of $17 million related to Intuit’s Internet-based advertising revenue business. Last year’s second-quarter results included a net pre-tax loss on marketable securities and other investments of $71.9 million, compared to a $1.6 million gain this quarter.

INTUIT INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,

	2001	2002	2001	2002

Net revenue:
Products	$372,252	$422,827	$492,075	$537,410
Services	64,453	106,623	111,993	183,417
Other	20,855	17,795	41,014	35,184

Total net revenue	457,560	547,245	645,082	756,011
Costs and expenses:
Cost of revenue:
Products, services and other	103,819	121,064	170,713	193,416
Amortization of purchased software and other	3,858	7,171	6,845	8,877
Customer service and technical support	46,134	53,139	78,530	92,092
Selling and marketing	85,567	94,931	146,667	166,826
Research and development	54,599	53,263	102,477	103,203
General and administrative	25,914	32,123	53,697	60,716
Acquisition-related charges	43,074	62,099	82,753	103,186
Loss on impairment of long-lived asset	—	—	—	27,000

Total costs and expenses	362,965	423,790	641,682	755,316

Income from operations	94,595	123,455	3,400	695
Interest and other income and expense, net	16,548	8,526	32,666	20,323
Gains (losses) on marketable securities and other investments, net	(71,935)	1,632	(75,803)	(10,622)
Gain on divestiture	1,639	—	1,639	—

Income (loss) before income taxes, minority interest and cumulative effect of accounting change	40,847	133,613	(38,098)	10,396
Provision (benefit) for income taxes (i)	14,188	13,745	(16,728)	(17,045)
Minority interest	97	—	147	—

Income (loss) before cumulative effect of accounting change	26,562	119,868	(21,517)	27,441
Cumulative effect of accounting change, net of taxes of $9,543	—	—	14,314	—

Net income (loss)	$26,562	$119,868	$(7,203)	$27,441

Basic net income (loss) per share before cumulative effect of accounting change	$0.13	$0.56	$(0.10)	$0.13
Cumulative effect of accounting change	—	—	0.07	—

Basic net income (loss) per share	$0.13	$0.56	$(0.03)	$0.13

Shares used in per share amounts	207,594	212,520	206,661	211,780

Diluted net income (loss) per share before cumulative effect of accounting change	$0.12	$0.55	$(0.10)	$0.13
Cumulative effect of accounting change	—	—	0.07	—

Diluted net income (loss) per share	$0.12	$0.55	$(0.03)	$0.13

Shares used in per share amounts	215,927	219,355	206,661	217,914

(i)	The difference in the effective tax rate for each of these periods was primarily due to the tax benefit related to divestitures that became available in the second quarter of fiscal 2002. The company also reported pre-tax income for the six months ended January 31, 2002 as opposed to a pre-tax loss for the six months ended January 31, 2001, which also contributed to the difference in the effective tax rate for these periods.

INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

	July 31,	January 31,
	2001	2002

ASSETS
Current assets:
Cash and cash equivalents	$450,104	$488,555
Short-term investments	1,119,305	1,004,829
Marketable securities	85,307	42,729
Customer deposits	230,410	256,313
Accounts receivable, net	27,990	262,513
Mortgage loans	123,241	268,025
Deferred income taxes	77,948	90,247
Prepaid expenses and other current assets	33,617	32,652

Total current assets	2,147,922	2,445,863
Property and equipment, net	185,969	183,389
Goodwill and intangibles, net	415,334	348,600
Long-term deferred income taxes	145,905	146,205
Investments	24,107	13,170
Other assets	42,499	13,651

Total assets	$2,961,736	$3,150,878

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,400	$100,440
Payroll tax obligations	205,067	217,724
Escrow liabilities	23,373	37,906
Drafts Payable	63,518	70,962
Deferred revenue	137,305	156,337
Income tax payable	82,661	42,091
Short-term note payable	38,672	36,753
Other current liabilities	170,966	263,286

Total current liabilities	787,962	925,499
Long-term obligations	12,413	12,249
Minority interest	35	35
Stockholders’ equity	2,161,326	2,213,095

Total liabilities and stockholders’ equity	$2,961,736	$3,150,878

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2002.	INTUIT INC.

	By:	/s/ Greg J. Santora

Greg J. Santora Senior Vice President and Chief Financial Officer